Exhibit 15.1

LIMITLESS VENTURE GROUP, INC.
2019 STOCK INCENTIVE PLAN

1.                                      GENERAL

(a)                           Purpose.  The primary purposes of the Limitless Ventures Group, Inc. 2019 Stock Incentive Plan are to attract, retain and motivate employees, directors and consultants, to compensate them for their contributions to the growth and profits of the Company and its Affiliates and to encourage them to own Common Stock.

(b)                           Types of Awards.  The Plan permits the award of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options and (iii) Restricted Stock.

2.                                      DEFINITIONS

Except as otherwise provided in an applicable Award Agreement, the following capitalized terms shall have the meanings indicated below for purposes of the Plan and any Award:

(a)                           “Affiliate” means a parent or subsidiary of the Company, with “parent” meaning an entity that controls the Company directly or indirectly, through one or more intermediaries, and “subsidiary” meaning an entity that is controlled by the Company directly or indirectly, through one or more intermediaries.  Solely with respect to the grant of an Incentive Stock Option, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)                           “Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Other Stock-Based Award.

(c)                            “Award Agreement” means the written or electronic document setting forth the terms and conditions of an Award. The Award Agreement is subject to the terms and conditions of the Plan.

(d)                           “Board” means the Board of Directors of Evolving Systems, Inc.

(e)                            “Change of Control” means the occurrence of any of the following events:

(i)                                      a liquidation or dissolution of the Company; or

(ii)                                  the sale of all or substantially all (greater than seventy five percent (75%)) of the fair market value of the assets of the Company; or

(iii)                               individuals who constitute the majority of the Board as of the date of this Agreement (the “lncumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s securities, was approved by the vote of at least a majority of the Individuals then constituting the Incumbent Board will be considered a member of the Incumbent Board.

(iv)                              any other change in effective control described in Treas. Reg. Section 1.409A(i)(5)(vi).

(f)                             “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.

(g)                            “Committee” means the Compensation Committee of the Board which shall consist of two (2) members of the Board.

(h)                           “Common Stock” means a share of Limitless Venture Group, Inc., common stock, $0.001 par value per share.

(i)                               “Company” means Limitless Venture Group, Inc., a Nevada corporation.

(j)                              “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services.

(k)                           “Continuous Service” means continuous service as an Employee, Director or Consultant to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties with the Company or any Affiliate shall not result in interrupted or terminated service, so long as such Participant continues service as an Employee, Director or Consultant. Whether a termination or interruption in service shall have occurred for purposes of the Plan shall be determined by the Committee (or its designee), which determination shall be final, binding and conclusive.

(l)                               “Covered Employee” means the chief executive officer and other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code and other employees who may become subject to such reporting.

(m)                       “Director” means a member of the Board.

(n)                           “Dividend Equivalents” means any right granted under Section 11 of the Plan.

(o)                           “Employee” means any person employed by the Company or an Affiliate, determined in accordance with the Company’s standard personnel policies and practices.

(p)                           “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, or any successor act thereto.

(q)                           “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

(i)                                     If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Committee, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the determination date, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)                                  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

(r)                              “Full-Value Award” means an Award of Restricted Stock.

(s)                             “Incentive Stock Option” means an Option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(t)                              “Non-statutory Stock Option” means an Option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

(u)                           “Option” or “Stock Option” means a right to purchase one or more shares of Common Stock.

(v)                           “Other Stock-Based Award” means any right granted under Section 10 of the Plan.

(w)                         “Participant” means an eligible individual who is granted an Award under the Plan.

(x)                           “Performance Award” means any right granted under Section 9 of the Plan.

(y)                           “Performance Criteria” means any quantitative or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company, an Affiliate or any individual Participant during a Performance Period, including any Qualifying Performance Criteria.

(z)                            “Performance Period” means any period as determined by the Committee in its sole discretion.

(aa)                    “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(bb)                    “Qualifying Performance Criteria” means one or more of the following performance criteria applied to the individual, the Company as a whole, an Affiliate, a business unit, or any combination thereof, and measured quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous quarter or year’s results or to a designated comparison group, in each case as specified by the Committee in the Award Agreement:  (i) revenue (ii) earnings before interest, taxes, depreciation and amortization (EBITDA), (iii) adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction), (iv) net earnings, (v) net income, (vi) product-related targets and (vii) cash flow, subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.

(cc)                      “Plan” means this Limitless Venture Group, Inc. 2019 Stock Incentive Plan.

(dd)                    “Restricted Stock” means an Award of shares of Common Stock granted under Section 8 of the Plan.

(ee)                        “Share Reserve” means as defined in Section 4 of the Plan.

(ff)                    “Substitute Award” means an Award granted in substitution for, or in assumption of, outstanding awards previously granted by an entity acquired by the Company or an Affiliate or with which the Company or Affiliate combines.

3.                                      PLAN ADMINISTRATION

(a)                           Authority of the Committee. Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law and regulations in jurisdictions in which Participants will receive Awards. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

(i)                                     designate Participants;

(ii)                                  determine the type or types of Awards to be granted to each Participant under the Plan;

(iii)                               determine the number of shares of Common Stock to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;

(iv)                              determine the terms and conditions of any Award;

(v)                                 determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, or other Awards, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)                              determine whether, to what extent, and under what circumstances cash, shares of Common Stock, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii)                           interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(viii)                        establish, amend, suspend, or waive such rules and guidelines;

(ix)                              appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(x)                                 make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and

(xi)                              correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

(b)                           Administrative Actions. Unless otherwise expressly provided in the Plan, subject to the limitations described in subsection (a) above, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder, and any employee of the Company or of any Affiliate.

(c)                            No Liability. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or any Award Agreement.

(d)                           Action by the Committee. Notwithstanding anything to the contrary expressed or implied in this Plan, any and all actions by the Committee required or permitted under this Plan shall require the unanimous approval of all Committee members.

4.                                      SHARES SUBJECT TO THE PLAN

(a)                           Shares Available. Subject to adjustment as provided in Section 14 of the Plan, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be 1,000,000,000 shares (“Share Reserve”).

Each share of Common Stock issued pursuant to an Award shall reduce the Share Reserve by one (1) share. To the extent that a distribution pursuant to an Award is made in cash, the Share Reserve shall be reduced by the number of shares of Common Stock subject to the redeemed or exercised portion of the Award.

(b)                           Changes to the Share Reserve. If an Award granted under the Plan shall for any reason (i) expire, be canceled or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (ii) be reacquired by the Company prior to vesting, or (iii) be repurchased at cost by the Company prior to vesting, the shares of Common Stock not acquired by the Participant under such Award shall revert or be added to the Share Reserve and become available for issuance under the Plan; provided, however, that shares of Common Stock shall not revert or be added to the Share Reserve that had been (A) tendered in payment of an Option, (B) withheld by the Company to satisfy any tax withholding obligation, or (C) purchased by the Company with the proceeds from the exercise of Options, and provided, further, that shares of Common Stock covered by a Stock Appreciation Right, to the extent the right is exercised and settled in shares of Common Stock, and whether or not shares of Common Stock are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan.

(c)                            Source of Shares. Any shares of Common Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or reacquired shares, bought on the market or otherwise.

(d)                           Substitute Awards. In the case of Substitute Awards, the shares of Common Stock subject to the Substitute Award shall not reduce the Share Reserve. If a Substitute Award shall for any reason expire, be canceled or otherwise terminate, in whole or in part, be settled in cash or otherwise settled by issuance of fewer shares, the shares of Common Stock not acquired by the Participant shall not be added to the Share Reserve. Further, any shares of Common Stock withheld or delivered to pay tax withholding obligations relating to a Substitute Award shall not reduce the Share Reserve.

5.                                      ELIGIBILITY

Individuals eligible to participate in this Plan include Employees, Directors and Consultants of the Company, or any Affiliate; provided, however, to the extent required under Section 409A of the Code, an Affiliate of the Company shall include only an entity in which the Company possesses at least twenty percent (20%) of the total combined voting power of the entity’s outstanding voting securities or such other threshold ownership percentage permitted under Section 409A of the Code.

6.                                      STOCK OPTIONS

(a)                           Grant of Options.  The Committee is hereby authorized to grant Options to Participants with the following terms and conditions, and any other terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine. Incentive Stock Options may be granted only to eligible Employees of the Company or of any parent corporation or subsidiary corporation (as permitted by Section 422 of the Code).

(b)                           Award Agreement. Each Option granted under the Plan shall be evidenced by an Award Agreement. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonstatutory Stock Option.

(i)                                     Exercise Price. The purchase price per share of Common Stock that may be purchased by an Option shall be determined by the Committee; provided, however, and except with respect to Substitute Awards or as provided in Section 14, that such purchase price shall not be less than the Par Value of a share of Common Stock.

(ii)                                  Term. The term of each Option shall not exceed ten (10) years from the date of grant.

(iii)                               Vesting; Restrictions on Exercise. The Award Agreement shall set forth any installment or other restrictions on exercise of the Option during the term of the Option.  Each Option shall become exercisable and shall vest over such period of time, or upon such events or such Performance Criteria, as determined by the Committee.

(iv)                              Time and Method of Exercise. The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, shares of Common Stock, or other Awards or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(v)                                 Termination of Continuous Service.  Each Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to exercise the Option following termination of the Participant’s Continuous Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Continuous Service. In the absence of specific provisions in an Award Agreement setting forth rights to exercise following termination of a Participant’s Continuous Service, the following shall apply:

(A)                               Termination of Continuous Service Other than as a Result of Disability or Death. In the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or disability), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (a) the date three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement), or (b) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the shares covered by the un-exercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall not become available for issuance under the Plan.

(B)                               Disability of a Participant. In the event a Participant’s Continuous Service terminates as a result of the Participant’s disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the shares covered by the un-exercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall not become available for issuance under the Plan.

(C)                               Death of a Participant. In the event of the death of a Participant during, or within a period specified in the Option Agreement after the termination of, the Participant’s Continuous Service, the Option may be exercised (to the extent the Participant was entitled to exercise the Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Participant’s death pursuant to subsection 15(b), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the shares covered by the un-exercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall not become available for issuance under the Plan.

(c)                            Limitations on Incentive Stock Options.

(i)                                     Initial Exercise. The aggregate Fair Market Value of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year, under the Plan or otherwise, shall not exceed $100,000.  For this purpose, the Fair Market Value of the shares of Common Stock shall be determined as of the date of grant and each Incentive Stock Option shall be taken into account in the order granted.

(ii)                                  Ten Percent Stockholders. An Incentive Stock Option granted to a Participant who is the holder of record of more than ten percent (10%) of the combined voting power of all classes of stock of the Company shall have an exercise price at least equal to 110% of the Fair Market Value of a share of Common Stock on the date of grant and the term of the Option shall not exceed five (5) years.

(iii)                               Notification of Disqualifying Disposition. If any Participant shall make any disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), the Participant shall notify the Company of such disposition within ten (10) days thereof.

8.                                      RESTRICTED STOCK

(a)                           Grant of Restricted Stock. The Committee is hereby authorized to grant Awards of Restricted Stock to Participants.

(b)                           Award Agreement. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

(i)                                     Restrictions on Transfer. Shares of Restricted Stock shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.  Unrestricted shares of Common Stock, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

(ii)                                  Share Registration. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)                               Forfeiture. Upon termination of Continuous Service during the restriction period, except as determined otherwise by the Committee, all shares of Restricted Stock and all Restricted Stock Units that are then subject to restrictions shall be forfeited and reacquired by the Company.

11.                               DIVIDEND EQUIVALENTS

The Committee is hereby authorized to grant to Participants the right, if so determined by the Committee, to receive, currently, or on a deferred basis, dividends or Dividend Equivalents, with respect to the shares of Common Stock covered by the Award. The Committee may provide that any dividends paid on shares of Common Stock subject to an Award must be reinvested in additional shares of Common Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the Award. Notwithstanding the award of Dividend Equivalents or dividends, a Participant shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt. All distributions, if any, received by a Participant with respect to an Award as a result of any split, Common Stock dividend, combination of shares of Common Stock, or other similar transaction shall be subject to the restrictions applicable to the original Award.

12.                               TAX WITHHOLDING

The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, shares of Common Stock, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy statutory withholding obligations for the payment of such taxes.

13.                               CANCELLATION AND RE-GRANT OF OPTIONS

(a)                           Subject to subsection (b) of this Article 13, the Board shall have the authority to effect, at any time and from time to time (i) the repricing of any outstanding Options under the Plan and/or (ii) with the consent of the affected holders of Options, the cancellation of any outstanding Options and the grant in substitution of new Options under the Plan covering the same or different numbers of shares of Common Stock, but having an exercise price per share not less than 100% of the Fair Market Value, or, in the case of a ten percent (10%) stockholder (as defined in subsection 6(c)), not less than 110% of the Fair Market Value) per share of Common Stock on the new grant date.

(b)                           Prior to the implementation of any such repricing or cancellation of one or more outstanding Options as described in Section 13(c), the Board shall obtain the approval of the stockholders of the Company to the extent required by the New York Stock Exchange, Nasdaq or other securities exchange listing requirements applicable to the Company, or applicable law.

(c)                            To the extent required by Section 162(m) of the Code, shares subject to an Option canceled under this Section 13 shall continue to be counted against the maximum award of Options permitted to be granted during any calendar year to an individual Participant pursuant to Section 4(b) of the Plan. The repricing of an Option hereunder resulting in a reduction of the exercise price shall be deemed to be a cancellation of the original Option and the grant of a new Option; in the event of such repricing, both the original and the new Options shall be counted against the maximum awards of Options permitted to be granted during any calendar year to an individual Participant pursuant to Section 4(b) of the Plan.  The provisions of this Section 13(c) shall be applicable only to the extent required by Section 162(m) of the Code.

14.                               ADJUSTMENTS UPON CHANGES IN STOCK

(a)                           Changes in Capital. If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the maximum number of shares subject to award to any person during any calendar year, and the outstanding Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Awards. Such adjustments shall be made by the Committee proportionately, so as to put the Participant in the same economic position both prior to and after the change in capital. The determination of the Committee shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b)                           Change of Control. In the event of a Change of Control, to the extent permitted by applicable law:  (i) any surviving corporation (or an Affiliate thereof) shall assume any Awards outstanding under the Plan or shall substitute similar Awards for those outstanding under the Plan and (ii) such Awards shall continue in full force and effect. In the event any surviving corporation (or an Affiliate) refuses to assume or continue such Awards, or to substitute similar Awards for those outstanding under the Plan, then vesting (or release from the repurchase option) shall accelerate such that such Awards are fully vested at such event and shall be exercisable for a period of 15 days after notice from the Company. If not so exercised within the 15 day period, then such Awards shall be terminated.

15.                               GENERAL PROVISIONS

(a)                           Forms of Payment for Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, rights in or shares issuable under the Award or other Awards, other securities, or other Awards or any combination thereof, and may be in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with the rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(b)                           Limits on Transfer of Awards. Except as provided by the Committee, no Award, and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award upon the death of a Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award, and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(c)                            Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the shares of Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation: (i) restrictions under an insider trading policy or pursuant to applicable law; (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements; (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and (iv) provisions requiring shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

(d)                           Share Certificates. All shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Common Stock or other securities are then listed, and any applicable Federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the registration or delivery of stock certificates through the use of book-entry registration.

(e)                            Changes in Accounting or Tax Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to any Award shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify, as necessary, any then outstanding and unexercised Options, Stock Appreciation Rights and other outstanding Awards as to which the applicable services or other restrictions have not been satisfied.

(f)                             Non-exclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Committee in its discretion determines desirable.

(g)                            Other Award Agreement Provisions. Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

(h)                           Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or Stock Appreciation Right, the sale of shares received upon such exercise, the vesting of any Restricted Stock, receipt of Performance Shares, distributions with respect to Restricted Stock Units, Performance Awards, or Other Stock-Based Awards shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee are determined, including without limitation, benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

(i)                               Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(j)                              Governing Law. The validity and construction of this Plan and the Award Agreements shall be construed in accordance with and governed by the laws of the State of Oklahoma other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the Award Agreements to the substantive laws of any other jurisdiction.

(k)                           Section 409A. Notwithstanding anything in this Plan to the contrary, the Plan and Awards made under the Plan are intended to comply with the requirements imposed by Section 409A of the Code.  If any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A of the Code, the Company and the Participant intend that the Plan provision or Award will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant’s rights to an Award.  The Participant further agrees that the Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to meet the requirements of Section 409A of the Code as the Committee deems appropriate or desirable.

(l)                               Stockholder Rights. No Participant nor any other holder of an Award granted under the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Award unless and until such person has satisfied all requirements for exercise of the Award or lapse of restrictions pursuant to its terms.

16.                               AMENDMENT, MODIFICATION AND TERMINATION

(a)                           Amendment, Modification, and Termination. Subject to Sections 3, 15(k) and 16(b), and only upon unanimous approval of the entire Board, the Board may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of the stockholders of the Company if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

(b)                           Awards Previously Granted. Except as otherwise may be required under Section 15(k), notwithstanding Section 16(a), to the contrary, no amendment, modification or termination of the Plan or Award Agreement shall adversely affect in any material way any previously granted Award, without the written consent of the Participant holding such Award.

17.                               STOCKHOLDER APPROVAL; EFFECTIVE DATE OF PLAN

The Plan shall be effective immediately upon approval by the stockholders. Unless sooner terminated by the Board, this Plan shall terminate automatically on June 30, 2024. After the Plan is terminated, no Awards may be granted. Awards outstanding at the time the Plan is terminated shall remain outstanding in accordance with the terms and conditions of the Plan and the Award Agreement.